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                                                                    EXHIBIT 99.1



APRIL 12, 2001, 9:00 AM EASTERN TIME

COMPANY PRESS RELEASE

ELINEAR ANNOUNCES EARNINGS

WESTMINSTER, Colo.--(BUSINESS WIRE)--April 12, 2001--eLinear, Inc. announced financial results for the first quarter ended March 31, 2001. While total revenue for three months ended March 31, 2001 decreased $48,504 or 13.7 % to $306,055 from $354,559 in the first quarter of 2000, total income from operations increased $79,920 or 220.0% to $43,660 for three months ended March 31, 2001 from $(36,260) in this first quarter of 2000. Income from operations as a percentage of revenue increased to 14.3% in the first quarter of 2001 from (10.2)% in the first quarter of 2000. This increase in profit margin is primarily due to decreased expenses associated with the reduction of the Company's staff and the discontinuation of the active pursuit of mergers and acquisitions. Cost of consulting contract revenue decreased $54,106 or 39.5% from $136,930 to $82,824 for the respective periods. Selling, general and administrative expenses decreased $74,318 or 29.3% from $253,889 to $179,571.

During 2000, the Company was dependent on one customer for approximately 53% of its revenues, but no contracts with this customer have been consummated in 2001. Management has since diversified its customer base and revenues from these new customers in the first quarter of 2001 approximated the revenues derived from the former major customer during the last quarter of 2000. During the three months ended March 31, 2001, the Company generated revenues from three customers that represented 26%, 17% and 16% of total revenues, respectively. During the three months ended March 31, 2000, the Company generated revenues from two customers that comprised 51% and 40% of total revenues, respectively.

The company filed its quarterly report on Form 10-QSB for the period ended March 31, 2001 with the SEC on April 12, 2001.

About eLinear:

eLinear is a full-service Internet consulting firm, offering e-commerce consulting, design and development services. Since 1997, eLinear has focused on maximizing its client's ROII, or Return on Internet Investment. Additional information is available at www.elinear.com or by calling (281) 556-8708.

Statements in this release regarding eLinear, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those expressed or indicated by forward-looking statements. This information should be read in conjunction with cautionary statements contained in eLinear's Annual Report on Form 10-KSB.

Contact:
     eLinear, Inc.
     Jon Ludwig, CEO, (281) 556-8708


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